Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Jane B. Kearns	(215) 286-4794	John Demming	(215) 286-8011
Michael A. Kelman	(215) 286-3035

COMCAST REPORTS 3rd QUARTER 2011 RESULTS

Strong Financial and Operating Momentum

Consolidated Revenue Increased 51.1%, Operating Cash Flow Increased 27.8% and Operating Income Increased 35.1%

Dividends and Share Repurchases Totaled $909 Million

Philadelphia, PA – November 2, 2011…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2011.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am pleased to report strong performance across key financial, operational and product areas. Cable had an outstanding quarter, led by continuing strength in high-speed Internet and business services. In addition, this marks the fourth consecutive quarter of improving customer metrics, including increased year-over-year high-speed Internet customer additions. We are driving product leadership and innovation and making significant progress in delivering improved service experiences for our customers. NBCUniversal’s results underscore the strength of our core cable networks business, as well as terrific momentum at the theme parks. Our goal for NBCUniversal is to improve and build brands, and to enhance long-term value. Overall, this quarter continued our momentum toward a successful integration.”

($ in millions)	3rd Quarter			Year to Date
Consolidated Results	2010	2011	Growth	2010	2011*	Growth

Revenue	$9,489	$14,339	51.1%	$28,216	$40,800	44.6%

Operating Cash Flow (OCF)	$3,578	$4,574	27.8%	$10,880	$13,441	23.5%

Operating Income	$1,954	$2,641	35.1%	$5,967	$7,803	30.8%

Earnings per Share	$0.31	$0.33	6.5%	$0.93	$1.03	10.8%

Free Cash Flow	$1,025	$1,392	35.8%	$4,267	$5,133	20.3%

*Year to date 2011 includes 8 months of NBCUniversal results.

($ in millions)	3rd Quarter			Year to Date
Consolidated Pro Forma Results**	2010	2011	Growth	2010	2011	Growth

Revenue	$13,670	$14,339	4.9%	$40,453	$42,619	5.4%

Operating Cash Flow (OCF)	$4,433	$4,574	3.2%	$12,879	$13,810	7.2%

OCF*** (excluding Olympics and acquisition-related accounting revisions and costs)	$4,433	$4,656	5.0%	$13,102	$14,117	7.7%

** Pro forma results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010. See Table 5 for additional details.

***See Table 6.

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Financial Results

Revenue increased 51.1% in the third quarter of 2011 to $14.3 billion, while Operating Cash Flow increased 27.8% to $4.6 billion and Operating Income increased 35.1% to $2.6 billion, primarily reflecting strong Cable Communications results, the acquisition of NBCUniversal in January and the consolidation of the Universal Orlando theme parks.

For the nine months ended September 30, 2011, revenue increased 44.6% to $40.8 billion, while operating cash flow increased 23.5% to $13.4 billion and operating income increased 30.8% to $7.8 billion.

Earnings per Share1 (EPS) for the third quarter of 2011 was $0.33, a 6.5% increase from the $0.31 reported in the third quarter of 2010. Excluding NBCUniversal transaction and related costs, EPS increased 3.1% (see Table 4). Third quarter EPS was negatively impacted by higher interest expense and taxes, as well as a $256 million year-over-year decline in investment income. This decline reflects a $147 million ($0.03 per share after tax) investment loss in third quarter 2011, compared to a $109 million ($0.02 per share after tax) investment gain in third quarter 2010, driven primarily by noncash mark-to-market adjustments on our investment portfolio.

EPS for the nine months ended September 30, 2011 was $1.03, a 10.8% increase from the $0.93 reported in the prior year. Excluding NBCUniversal transaction and related costs and a $137 million noncash, non-recurring income tax charge resulting from a state tax law change during the second quarter of 2011, EPS for the nine months ended September 30, 2011 increased 14.6% to $1.10 compared to $0.96 in 2010 (see Table 4).

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 35.8% to $1.4 billion in the third quarter of 2011 compared to $1.0 billion in last year’s third quarter. The increase in free cash flow primarily reflects growth in consolidated operating cash flow, partially offset by an increase in working capital. Free cash flow for the nine months ended September 30, 2011 increased 20.3% to $5.1 billion compared to $4.3 billion in 2010.

($ in millions)	3rd Quarter			Year to Date
Free Cash Flow	2010	2011	Growth	2010	2011*	Growth

Operating Cash Flow	$3,578	$4,574	27.8%	$10,880	$13,441	23.5%

Capital Expenditures	(1,366)	(1,408)	3.0%	(3,429)	(3,785)	10.4%

Cash Paid for Capitalized Software and Other Intangible Assets	(135)	(209)	54.8%	(372)	(505)	35.8%

Cash Interest Expense	(661)	(612)	(7.4%)	(1,630)	(1,809)	11.0%

Cash Taxes	(668)	(596)	(10.8%)	(1,794)	(1,166)	(35.0%)

Changes in Operating Assets and Liabilities	60	(300)	NM	(10)	(721)	NM

Noncash Share-Based Compensation	73	86	17.8%	226	260	15.0%

Proceeds from Investments and Distributions to Noncontrolling Interests	18	(3)	NM	63	(35)	NM

Adjustments for Nonoperating Items	37	5	NM	65	(16)	NM

Free Cash Flow (Incl. Economic Stimulus Packages)	$936	$1,537	64.2%	$3,999	$5,664	41.6%

Economic Stimulus Packages	89	(145)	NM	268	(531)	NM

Free Cash Flow	$1,025	$1,392	35.8%	$4,267	$5,133	20.3%

* Includes 8 months of NBCUniversal results.

Note: The definition of Free Cash Flow excludes any impact from the 2008-2011 Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. NM=comparison not meaningful.

Share Repurchases and Dividends. During the third quarter of 2011, Comcast repurchased 27.5 million of its common shares for $600 million. Year to date, Comcast has repurchased 73.4 million of its common shares for $1.65 billion. As of September 30, 2011, Comcast had approximately $491 million of availability remaining under its share repurchase authorization. In addition, during the third quarter of 2011, Comcast paid dividends totaling $309 million.

Pro Forma Financial Results

Pro forma results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010. These results are based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and are not necessarily indicative of what the results would have been had Comcast operated NBCUniversal and Universal Orlando since January 1, 2010 (see Table 5 for reconciliations of pro forma financial information).

Consolidated Pro Forma Revenue increased 4.9% in the third quarter of 2011 to $14.3 billion compared to $13.7 billion in the third quarter of 2010. Consolidated Pro Forma Operating Cash Flow increased 3.2% to $4.6 billion compared to $4.4 billion in last year’s third quarter. Included in pro forma operating cash flow for the third quarter of 2011 are acquisition-related accounting revisions and costs totaling $82 million. Excluding these costs, pro forma consolidated operating cash flow increased 5.0% (see Table 6).

For the nine months ended September 30, 2011, consolidated pro forma revenue increased 5.4% to $42.6 billion compared to $40.5 billion in 2010. Excluding revenue generated by the 2010 Vancouver Olympics, pro forma revenue increased 7.4%. Consolidated pro forma operating cash flow increased 7.2% to $13.8 billion compared to $12.9 billion in the first nine months of 2010. Excluding the Olympics in 2010 and acquisition-related accounting revisions and costs, operating cash flow increased 7.7% (see Table 6).

Cable Communications

Pro forma Cable Communications (“Cable”) results include video, high-speed internet, voice, advertising and business services operations and the businesses of Comcast Interactive Media that were not contributed to NBCUniversal. Pro forma Cable results exclude the regional sports networks, which were contributed to NBCUniversal.

($ in millions) (pro forma)	3rd Quarter			Year to Date
	2010	2011	Growth	2010	2011	Growth

Cable Communications Revenue
Video	$4,839	$4,892	1.1%	$14,525	$14,724	1.4%
High-Speed Internet	2,009	2,205	9.8%	5,926	6,497	9.6%
Voice	829	883	6.3%	2,458	2,621	6.6%
Advertising	512	492	(4.0%)	1,418	1,459	2.9%
Business Services	334	464	39.4%	903	1,293	43.3%
Other	362	395	8.6%	1,083	1,162	7.3%

Cable Communications Revenue	$8,885	$9,331	5.0%	$26,313	$27,756	5.5%

Cable Communications OCF	$3,479	$3,714	6.7%	$10,599	$11,349	7.1%
OCF Margin	39.2%	39.8%		40.3%	40.9%

Cable Communications Capital Expenditures	$1,317	$1,254	(4.9%)	$3,349	$3,488	4.1%
Percent of Cable Communications Revenue	14.8%	13.4%		12.7%	12.6%

Revenue. For the third quarter of 2011, Cable revenue increased 5.0% to $9.3 billion compared to $8.9 billion in the third quarter of 2010. This increase was driven by a 9.8% increase in high-speed internet revenue and a 39.4% increase in business services revenue. Advertising revenue decreased 4.0%, reflecting lower political advertising in the third quarter of 2011. Monthly average total revenue per video customer increased 8.0% to $138.58, reflecting a growing number of residential customers taking multiple products, rate adjustments and a higher contribution from business services.

For the nine months ended September 30, 2011, Cable revenue increased 5.5% to $27.8 billion compared to $26.3 billion in 2010.

Operating Cash Flow. For the third quarter of 2011, Cable operating cash flow increased 6.7% to $3.7 billion compared to $3.5 billion in last year’s third quarter, reflecting continued operational efficiencies, partially offset by increases in video programming and marketing expenses. This quarter’s operating cash flow margin was 39.8% compared to 39.2% in the third quarter of 2010.

For the nine months ended September 30, 2011, Cable operating cash flow increased 7.1% to $11.3 billion compared to $10.6 billion in 2010. Year to date operating cash flow margin was 40.9% compared to 40.3% in 2010.

Capital Expenditures. For the third quarter of 2011, Cable capital expenditures decreased 4.9% to $1.3 billion, reflecting efficiencies partially offset by continuing investments in network infrastructure and the expansion in business services. Cable capital expenditures equaled 13.4% of Cable revenue in the third quarter of 2011.

For the nine months ended September 30, 2011, Cable capital expenditures increased 4.1% to $3.5 billion, representing 12.6% of Cable revenue.

Customers. In the third quarter, combined video, high-speed internet and voice customers increased by 229,000, a 13.4% increase compared to third quarter 2010 net additions. For the nine months ended September 30, 2011, combined video, high-speed internet and voice customers increased by 966,000, a 10.4% increase compared to net additions in the first nine months of 2010. As of September 30, 2011, video, high-speed internet and voice customers totaled 49.4 million, an increase of 1.4 million or 2.9% in the past twelve months.

(in thousands)	Customers		Net Adds
	3Q10	3Q11	3Q10	3Q11	YTD10	YTD11
Video Customers	22,937	22,360	(275)	(165)	(622)	(443)
High-Speed Internet Customers	16,696	17,811	249	261	766	823
Voice Customers	8,353	9,196	228	133	731	586

Combined Video, HSI and Voice Customers	47,987	49,367	202	229	875	966

NBCUniversal

Pro forma NBCUniversal results include national cable programming networks, the NBC network and owned NBC affiliated local television stations, the Telemundo network and owned Telemundo affiliated local television stations, Universal Pictures filmed entertainment, the Universal theme parks, and other related assets. Comcast’s national cable programming networks, regional sports networks (RSNs), Daily Candy and Fandango, which were contributed to NBCUniversal, are also included in these results.

Revenue for NBCUniversal increased 4.6% to $5.2 billion in the third quarter of 2011 compared to $5.0 billion in the third quarter of 2010. Operating Cash Flow decreased 9.3% to $951 million compared to $1.0 billion in last year’s third quarter. Excluding acquisition-related accounting revisions and costs totaling $82 million in the third quarter of 2011, operating cash flow decreased 1.4% to $1.0 billion (see Table 6).

For the nine months ended September 30, 2011, NBCUniversal revenue of $15.4 billion increased 4.8% compared to $14.7 billion in 2010. Excluding the impact of the Vancouver Olympics in 2010, revenue increased 10.7%. Operating cash flow increased 6.3% to $2.7 billion compared to $2.6 billion in the first nine months of 2010. Excluding the Olympics in 2010 and acquisition-related accounting revisions and costs totaling $307 million, operating cash flow increased 8.8% to $3.0 billion (see Table 6).

($ in millions) (pro forma)	3rd Quarter			Year to Date
	2010	2011	Growth	2010	2011	Growth
NBCUniversal Revenue
Cable Networks	$1,872	$2,097	12.0%	$5,584	$6,290	12.6%
Broadcast Television	1,468	1,511	2.9%	4,976	4,558	(8.4%)
Filmed Entertainment	1,190	1,096	(7.8%)	3,287	3,325	1.2%
Theme Parks	531	580	9.1%	1,122	1,491	32.9%
Headquarters, Other and Eliminations	(87)	(84)	4.4%	(286)	(278)	2.9%

NBCUniversal Revenue	$4,974	$5,200	4.6%	$14,683	$15,386	4.8%

NBCUniversal OCF
Cable Networks	$767	$751	(2.0%)	$2,366	$2,414	2.0%
Broadcast Television	70	(7)	NM	63	203	NM
Filmed Entertainment	66	54	(16.9%)	58	(65)	NM
Theme Parks	252	285	12.6%	399	644	61.2%
Headquarters, Other and Eliminations	(107)	(132)	(24.2%)	(331)	(479)	(44.8%)

NBCUniversal OCF	$1,048	$951	(9.3%)	$2,555	$2,717	6.3%

Adjusted NBCUniversal OCF*
Cable Networks	$767	$831	8.5%	$2,366	$2,544	7.6%
Broadcast Television	70	17	NM	286	283	(1.1%)
Filmed Entertainment	66	18	NM	58	(81)	NM
Theme Parks	252	285	12.6%	399	644	61.2%
Headquarters, Other and Eliminations	(107)	(118)	(11.1%)	(331)	(366)	(11.0%)

Adjusted NBCUniversal OCF*	$1,048	$1,033	(1.4%)	$2,778	$3,024	8.8%

*Excludes the Olympics in 2010 and acquisition-related accounting revisions and costs in 2011.

NM=comparison not meaningful

Cable Networks

For the third quarter of 2011, revenue from the Cable Networks segment increased 12.0% to $2.1 billion compared to $1.9 billion in the third quarter of 2010, driven by a 10.2% increase in distribution revenue, a 9.5% increase in advertising revenue and a 37.2% increase in other revenue primarily due to increases in the licensing of owned content from the cable production studio. Operating cash flow decreased 2.0% to $751 million compared to $767 million in the third quarter of 2010, reflecting increased investment in original programming and acquisition-related accounting revisions totaling $80 million. Excluding these accounting revisions, Cable Networks operating cash flow increased 8.5% to $831 million (see Table 6).

For the nine months ended September 30, 2011, revenue from the Cable Networks segment increased 12.6% to $6.3 billion compared to $5.6 billion in 2010. Operating cash flow increased 2.0% to $2.4 billion. Excluding acquisition-related accounting revisions totaling $130 million, operating cash flow increased 7.6% to $2.5 billion (see Table 6).

Broadcast Television

For the third quarter of 2011, revenue from the Broadcast Television segment increased 2.9% to $1.5 billion, reflecting higher content licensing revenue, partially offset by ratings pressure at the NBC broadcast network and lower political advertising at NBC owned local stations. In the third quarter, the Broadcast Television segment generated an operating cash flow loss of $7 million compared to operating cash flow of $70 million in the third quarter of 2010, reflecting increased investment in primetime, news programming, and local stations, as well as acquisition-related accounting revisions totaling $24 million. Excluding these accounting revisions, third quarter 2011 Broadcast Television operating cash flow was $17 million compared to $70 million in last year’s third quarter (see Table 6).

For the nine months ended September 30, 2011, revenue from the Broadcast Television segment decreased 8.4% to $4.6 billion compared to $5.0 billion in 2010 due to $782 million of revenue generated by the 2010 Vancouver Olympics. Excluding the impact of the Olympics, revenue increased 8.7%. Operating cash flow was $203 million compared to $63 million in the first nine months of 2010. Excluding the $223 million loss from the Olympics in 2010 and acquisition-related accounting revisions totaling $80 million, operating cash flow decreased 1.1% to $283 million (see Table 6).

Filmed Entertainment

For the third quarter of 2011, revenue from the Filmed Entertainment segment decreased 7.8% to $1.1 billion compared to $1.2 billion in the third quarter of 2010, driven by lower theatrical revenue compared to the prior year, partially offset by higher home entertainment revenue from Bridesmaids and the international release of Fast Five. Third quarter operating cash flow decreased 16.9% to $54 million compared to $66 million in the third quarter of 2010, reflecting lower revenue partially offset by favorable acquisition-related accounting adjustments totaling $36 million. Excluding these accounting revisions, third quarter 2011 operating cash flow was $18 million compared to $66 million in last year’s third quarter (see Table 6).

For the nine months ended September 30, 2011, revenue from the Filmed Entertainment segment increased 1.2% to $3.3 billion and generated an operating cash flow loss of $65 million compared to operating cash flow of $58 million in the first nine months of 2010. Excluding favorable acquisition-related accounting revisions totaling $16 million, the Filmed Entertainment segment generated an operating cash flow loss of $81 million compared to operating cash flow of $58 million (see Table 6).

Theme Parks

On July 1, 2011, NBCUniversal completed the acquisition of the 50% interest in Universal Orlando that it did not previously own. As a result, Theme Parks segment revenue includes the results of Universal Hollywood, Universal Orlando and international licensing fees. Operating cash flow includes the results of Universal Hollywood and Universal Orlando.

For the third quarter of 2011, revenue from the Theme Parks segment increased 9.1% to $580 million compared to $531 million in the third quarter of 2010, reflecting strong performances at the Hollywood and Orlando parks. Third quarter operating cash flow increased 12.6% to $285 million compared to $252 million in the same period last year, driven by the strength of The Wizarding World of Harry PotterTM attraction in Orlando and the King KongTM attraction in Hollywood.

For the nine months ended September 30, 2011, revenue from the Theme Parks segment increased 32.9% to $1.5 billion compared to $1.1 billion in 2010. Operating cash flow increased 61.2% to $644 million compared to $399 million in the first nine months of 2010.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations between the NBCUniversal businesses. Also included in these expenses are non-recurring transaction-related costs during the third quarter of 2011 that totaled $14 million. For the nine months ended September 30, 2011, non-recurring transaction-related costs totaled $112 million.

Corporate, Other and Eliminations

Pro forma Corporate, Other and Eliminations includes corporate operations, Comcast-Spectacor and eliminations between Comcast’s businesses. For the third quarter of 2011, Corporate, Other and Eliminations revenue was ($192) million compared to ($189) million in 2010, reflecting higher intersegment eliminations. The operating cash flow loss was $91 million compared to a loss of $94 million for the same time period in 2010, reflecting reduced corporate expenses.

For the nine months ended September 30, 2011, Corporate, Other and Eliminations revenue was ($523) million compared to ($543) million in 2010. The operating cash flow loss was $256 million compared to a loss of $275 million in the first nine months of 2010.

Notes:

1	Earnings per share amounts are presented on a diluted basis.

All percentages are calculated on whole numbers. Differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, November 2, 2011 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 12595426. A replay of the call will be available starting at 12:30 p.m. ET on November 2, 2011, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, November 9, 2011 at midnight ET, please dial (800) 585-8367 and enter the conference ID number 12595426. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the world’s leading media, entertainment and communications companies. Comcast is principally involved in the operation of cable systems through Comcast Cable Communications and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable Communications is one of the nation’s largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenue	$9,489	$14,339	$28,216	$40,800

Operating costs and expenses	5,911	9,765	17,336	27,359

Operating cash flow	3,578	4,574	10,880	13,441

Depreciation expense	1,377	1,540	4,167	4,504
Amortization expense	247	393	746	1,134

	1,624	1,933	4,913	5,638

Operating income	1,954	2,641	5,967	7,803

Other income (expense)
Interest expense	(545)	(637)	(1,612)	(1,863)
Investment income (loss), net	109	(147)	210	3
Equity in net income (losses) of investees, net	(40)	(40)	(98)	(40)
Other income (expense), net	(24)	(12)	(69)	(82)

	(500)	(836)	(1,569)	(1,982)

Income before income taxes	1,454	1,805	4,398	5,821

Income tax expense	(584)	(639)	(1,763)	(2,249)

Net income from consolidated operations	870	1,166	2,635	3,572

Net (income) loss attributable to noncontrolling interests	(3)	(258)	(18)	(699)

Net income attributable to Comcast Corporation	$867	$908	$2,617	$2,873

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.31	$0.33	$0.93	$1.03

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.0945	$0.1125	$0.2835	$0.3375

Diluted weighted-average number of common shares	2,810	2,761	2,826	2,789

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2010	September 30, 2011
ASSETS

Current Assets
Cash and cash equivalents	$5,984	$1,806
Receivables, net	1,855	4,096
Programming rights	122	1,055
Other current assets	925	1,625

Total current assets	8,886	8,582

Film and television costs	460	5,369

Investments	6,670	9,575

Property and equipment, net	23,515	27,441

Franchise rights	59,442	59,442

Goodwill	14,958	26,831

Other intangible assets, net	3,431	17,386

Other noncurrent assets, net	1,172	2,201

	$118,534	$156,827

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,291	$5,455
Accrued participations and residuals	-	1,247
Accrued expenses and other current liabilities	3,143	4,996
Current portion of long-term debt	1,800	2,448

Total current liabilities	8,234	14,146

Long-term debt, less current portion	29,615	38,522

Deferred income taxes	28,246	29,663

Other noncurrent liabilities	7,862	11,657

Redeemable noncontrolling interests	143	15,827

Equity
Comcast Corporation shareholders’ equity	44,354	46,683
Noncontrolling interests	80	329

Total Equity	44,434	47,012

	$118,534	$156,827

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended September 30,
	2010	2011

OPERATING ACTIVITIES
Net income from consolidated operations	$2,635	$3,572
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation and amortization	4,913	5,638
Amortization of film and television costs	99	4,769
Share-based compensation	226	260
Noncash interest expense (income), net	105	111
Equity in net (income) losses of investees, net	98	40
Net (gain) loss on investment activity and other	(78)	325
Deferred income taxes	(241)	770
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in receivables, net	(145)	290
Change in film and television costs	(90)	(5,342)
Change in accounts payable and accrued expenses related to trade creditors	57	(242)
Change in other operating assets and liabilities	153	15

Net cash provided by operating activities	7,732	10,206

INVESTING ACTIVITIES
Capital expenditures	(3,429)	(3,785)
Cash paid for intangible assets	(372)	(505)
Acquisitions, net of cash acquired	(183)	(6,407)
Proceeds from sales of investments	21	154
Purchases of investments	(54)	(85)
Other	149	(33)

Net cash provided by (used in) investing activities	(3,868)	(10,661)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	-	1,642
Proceeds from borrowings	2,420	-
Repurchases and repayments of debt	(649)	(2,813)
Repurchases and retirements of common stock	(892)	(1,650)
Dividends paid	(800)	(881)
Distributions to noncontrolling interests	(48)	(237)
Other	(24)	216

Net cash provided by (used in) financing activities	7	(3,723)

Increase (decrease) in cash and cash equivalents	3,871	(4,178)

Cash and cash equivalents, beginning of period	671	5,984

Cash and cash equivalents, end of period	$4,542	$1,806

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011

Operating income	$1,954	$2,641	$5,967	$7,803
Depreciation and amortization	1,624	1,933	4,913	5,638

Operating income before depreciation and amortization	3,578	4,574	10,880	13,441
Noncash share-based compensation expense	73	86	226	260
Changes in operating assets and liabilities	60	(300)	(10)	(721)

Cash basis operating income	3,711	4,360	11,096	12,980
Payments of interest	(661)	(612)	(1,630)	(1,809)
Payments of income taxes	(668)	(596)	(1,794)	(1,166)
Proceeds from interest, dividends and other nonoperating items	18	98	60	201

Net Cash Provided by Operating Activities	$2,400	$3,250	$7,732	$10,206

Capital expenditures	(1,366)	(1,408)	(3,429)	(3,785)
Cash paid for capitalized software and other intangible assets	(135)	(209)	(372)	(505)
Distributions to other non-controlling interests	-	(62)	-	(237)
Nonoperating items	37	(34)	68	(15)

Free cash flow (including Economic stimulus packages)	$936	$1,537	$3,999	$5,664
Economic stimulus packages	89	(145)	268	(531)

Total Consolidated Free Cash Flow	$1,025	$1,392	$4,267	$5,133

Reconciliation of EPS Excluding Unfavorable Income Tax Adjustments and NBCUniversal Transaction and Related Costs (Unaudited)

(in millions, except per share data)	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2011		2010		2011
	$ EPS(1)		$ EPS(1)		$ EPS(1)		$ EPS(1)

Net Income attributable to Comcast Corporation	$867	$0.31	$908	$0.33	$2,617	$0.93	$2,873	$1.03
Growth %			4.7%	6.5%			9.8%	10.8%

Unfavorable Income Tax Adjustments (2)	-	-	-	-	-	-	137	0.05
Comcast Costs Related to the NBCUniversal Transaction, net of tax (3)	39	0.01	-	-	92	0.03	51	0.02
NBCUniversal Transaction-Related Costs, net of tax(4)	-	-	4	0.00	-	-	20	0.00

Net Income attributable to Comcast Corporation (excluding Unfavorable Income Tax Adjustments and NBCUniversal Transaction and Related Costs)	$906	$0.32	$912	$0.33	$2,709	$0.96	$3,081	$1.10

Growth %			0.7%	3.1%			13.7%	14.6%
(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)	2011 Net Income attributable to Comcast Corporation includes an unfavorable tax adjustment due to new state tax legislation of $137 million in total.

(3)

3rd quarter 2010 Net Income attributable to Comcast Corporation includes $21 million of operating costs and expenses, $2 million of interest expense and $43 million of other expense ($66 million in total, $39 million net of tax) related to the NBCUniversal transaction. 2010 year to date Net Income attributable to Comcast Corporation includes $57 million of operating costs and expenses, $6 million of interest expense and $91 million of other expense ($154 million in total, $92 million net of tax) related to the NBCUniversal transaction. 2011 year to date Net Income attributable to Comcast Corporation includes $63 million of operating costs and expenses and $16 million of other expense ($80 million in total, $51 million net of tax) related to the NBCUniversal transaction.

(4)

1st quarter 2011 Net Income attributable to Comcast Corporation includes $44 million in transaction-related costs, $14 million net of tax and non-controlling interest. 2nd quarter 2011 Net Income attributable to Comcast Corporation includes $6 million in transaction-related costs, $2 million net of tax and non-controlling interest. 3rd quarter 2011 Net Income attributable to Comcast Corporation includes $14 million in transaction-related costs, $4 million net of tax and non-controlling interest.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of GAAP to Pro Forma(1) Financial Information (Unaudited)

							Corporate, Other
	GAAP				NBCUniversal		and Eliminations		Total

								Pro Forma
(in millions)			Corporate,			Pro		Corporate,		Total
	Cable	Total	Other and		Pro Forma	Forma	Pro Forma	Other and	Pro Forma	Pro
	Communications	NBCU	Eliminations	Total	Adjustments(1)	NBCU	Adjustments(1)	Eliminations	Adjustments(1)	Forma
Three Months Ended September 30, 2010
Revenue	$8,885	$670	($66)	$9,489	$4,304	$4,974	($123)	($189)	$4,181	$13,670
Operating Costs and Expenses	5,406	455	50	5,911	3,471	3,926	(145)	(95)	3,326	9,237

Operating Cash Flow	$3,479	$215	($116)	$3,578	$833	$1,048	$22	($94)	$855	$4,433

Three Months Ended September 30, 2011
Revenue	$9,331	$5,200	($192)	$14,339	-	$5,200	-	($192)	-	$14,339
Operating Costs and Expenses	5,617	4,249	(101)	9,765	-	4,249	-	(101)	-	9,765

Operating Cash Flow	$3,714	$951	($91)	$4,574	-	$951	-	($91)	-	$4,574

Nine Months Ended September 30, 2010
Revenue	$26,313	$2,025	($122)	$28,216	$12,658	$14,683	($421)	($543)	$12,237	$40,453
Operating Costs and Expenses	15,714	1,412	210	17,336	10,716	12,128	(478)	(268)	10,238	27,574

Operating Cash Flow	$10,599	$613	($332)	$10,880	$1,942	$2,555	$57	($275)	$1,999	$12,879

Nine Months Ended September 30, 2011
Revenue	$27,756	$13,522	($478)	$40,800	$1,864	$15,386	($45)	($523)	$1,819	$42,619
Operating Costs and Expenses	16,407	11,112	(160)	27,359	1,557	12,669	(107)	(267)	1,450	28,809

Operating Cash Flow	$11,349	$2,410	($318)	$13,441	$307	$2,717	$62	($256)	$369	$13,810

(1)

Pro Forma information is presented as if the NBCUniversal transaction and the acquisition of the remaining 50% interest of UCDP occurred January 1, 2010. Pro forma data does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what our results would have been had we operated the NBCUniversal contributed businesses or UCDP since January 1, 2010, nor of our future results.

Reconciliation of GAAP to Pro Forma(1) NBCUniversal Segment Financial Information (Unaudited)

	2010			2011
							Pro Forma Combined
	Actual(2)	Pro Forma(3)	Pro Forma Combined(4)	Actual(2)	Pro Forma(3)	Pro Forma Combined(4)	Increase/(Decrease)

	Comcast Content Business	NBCUniversal Businesses	Nine Months Ended September 30	Nine Months Ended September 30	NBCUniversal Businesses	Nine Months Ended September 30	$	%
Revenue
Cable Networks	$2,025	$3,559	$5,584	$5,902	$388	$6,290	$706	12.6%
Broadcast Television	-	4,976	4,976	4,094	464	4,558	(418)	(8.4%)
Filmed Entertainment	-	3,287	3,287	2,972	353	3,325	38	1.2%
Theme Parks	-	1,122	1,122	1,376	115	1,491	369	32.9%
Headquarters, other and eliminations	-	(286)	(286)	(822)	544	(278)	8	2.9%
Total Revenue	$2,025	$12,658	$14,683	$13,522	$1,864	$15,386	$703	4.8%

Operating Cash Flow
Cable Networks	$613	$1,753	$2,366	$2,262	$152	$2,414	$48	2.0%
Broadcast Television	-	63	63	218	(15)	203	140	222.6%
Filmed Entertainment	-	58	58	(62)	(3)	(65)	(123)	(212.0%)
Theme Parks	-	399	399	607	37	644	245	61.2%
Headquarters, other and eliminations	-	(331)	(331)	(615)	136	(479)	(148)	(44.8%)
Total Operating Cash Flow	$613	$1,942	$2,555	$2,410	$307	$2,717	$162	6.3%

(1)

Pro Forma information is presented as if the NBCUniversal transaction and the acquisition of the remaining 50% interest of UCDP occurred January 1, 2010. Pro forma data does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what our results would have been had we operated the NBCUniversal contributed businesses or UCDP since January 1, 2010, nor of our future results.

(2)

Actual amounts for our reportable segments include the results of operations for the Comcast Content Business for the three and nine months ended September 30, 2011 and 2010, and the results of operations for the NBCUniversal acquired businesses and UCDP for the three months ended September 30, 2011 and for the period January 29, 2011 through September 30, 2011. Headquarters, other and eliminations includes the elimination of the results of operations for UCDP for the period January 29, 2011 through June 30, 2011 in order to reconcile to our condensed consolidated financial statements because UCDP was recorded as an equity method investment during that period.

(3)

Pro forma amounts include the results of operations for the NBCUniversal acquired businesses and UCDP for the period January 1, 2011 through January 28, 2011 and for the three and nine months ended September 30, 2010. These amounts also include pro forma adjustments as if the NBCUniversal and UCDP transactions had occurred on January 1, 2010, including the effects of acquisition accounting and the elimination of operating costs and expenses directly related to the transactions, but do not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what the results would have been had we operated the businesses since January 1, 2010.

(4)

Pro forma combined amounts represent our pro forma results of operations as if the NBCUniversal and UCDP transactions had occurred on January 1, 2010 but are not necessarily indicative of what the results would have been had we operated the businesses since January 1, 2010.

TABLE 6 Reconciliation of Consolidated Pro Forma Revenue and Operating Cash Flow Excluding 2010 Olympics, Acquisition Accounting Revisions and NBCUniversal Transaction-Related Costs (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2010	2011	Growth %	2010	2011	Growth %

Revenue	$13,670	$14,339	4.9%	$40,453	$42,619	5.4%

2010 Olympics	-	-		(782)	-

Revenue excluding 2010 Olympics	$13,670	$14,339	4.9%	$39,671	$42,619	7.4%

	2010	2011	Growth %	2010	2011	Growth %

Operating Cash Flow	$4,433	$4,574	3.2%	$12,879	$13,810	7.2%

2010 Olympics	-	-		223	-
Acquisition Accounting Revisions(1)	-	68		-	195
NBCUniversal Transaction-Related Costs(2)	-	14		-	112

Operating Cash Flow excluding 2010 Olympics, Acquisition Accounting Revisions and NBCUniversal Transaction-Related Costs	$4,433	$4,656	5.0%	$13,102	$14,117	7.7%

Reconciliation of Consolidated Pro Forma NBCUniversal Revenue and Operating Cash Flow Excluding 2010 Olympics, Acquisition Accounting Revisions and NBCUniversal Transaction-Related Costs (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2010	2011	Growth %	2010	2011	Growth %

Revenue	$4,974	$5,200	4.6%	$14,683	$15,386	4.8%

2010 Olympics	-	-		(782)	-

Revenue excluding 2010 Olympics	$4,974	$5,200	4.6%	$13,901	$15,386	10.7%

	2010	2011	Growth %	2010	2011	Growth %

Operating Cash Flow	$1,048	$951	(9.3%)	$2,555	$2,717	6.3%

2010 Olympics	-	-		223	-
Acquisition Accounting Revisions(1)	-	68		-	195
NBCUniversal Transaction-Related Costs(2)	-	14		-	112

Operating Cash Flow excluding 2010 Olympics, Acquisition Accounting Revisions and NBCUniversal Transaction-Related Costs	$1,048	$1,033	(1.4%)	$2,778	$3,024	8.8%

Reconciliation of Pro Forma Cable Networks Operating Cash Flow Excluding Acquisition Accounting Revisions (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2010	2011	Growth %	2010	2011	Growth %

Operating Cash Flow	$767	$751	(2.0%)	$2,366	$2,414	2.0%

Acquisition Accounting Revisions(1)	-	80		-	130

Operating Cash Flow excluding Acquisition Accounting Revisions	$767	$831	8.5%	$2,366	$2,544	7.6%

Reconciliation of Pro Forma Broadcast Television Revenue and Operating Cash Flow Excluding 2010 Olympics and Acquisition Accounting Revisions (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2010	2011	Growth %	2010	2011	Growth %

Revenue	$1,468	$1,511	2.9%	$4,976	$4,558	(8.4%)

2010 Olympics	-	-		(782)	-

Revenue excluding 2010 Olympics	$1,468	$1,511	2.9%	$4,194	$4,558	8.7%

	2010	2011	Growth %	2010	2011	Growth %

Operating Cash Flow	$70	($7)	(109.6%)	$63	$203	222.6%

2010 Olympics	-	-		223	-
Acquisition Accounting Revisions(1)	-	24		-	80

Operating Cash Flow excluding 2010 Olympics and Acquisition Accounting Revisions	$70	$17	(75.5%)	$286	$283	(1.1%)

Reconciliation of Pro Forma Filmed Entertainment Operating Cash Flow Excluding Acquisition Accounting Revisions (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2010	2011	Growth %	2010	2011	Growth %

Operating Cash Flow	$66	$54	(16.9%)	$58	($65)	(212.0%)

Acquisition Accounting Revisions(1)	-	(36)		-	(16)

Operating Cash Flow excluding Acquisition Accounting Revisions	$66	$18	(72.2%)	$58	($81)	(239.7%)

(1)	Acquisition accounting revisions include the effect of changes in estimates related to the acquisition of NBCUniversal.

(2)	NBCUniversal transaction-related costs are associated with severance and other related compensation charges.

Note:	Minor differences may exist due to rounding.